Exhibit 10.1
EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is entered into as of April 1, 2005 (the “Effective Date”) by and between MANHATTAN PHARMACEUTICALS, INC., a Delaware corporation with an office at 810 Seventh Avenue, 4th Floor, New York, NY 10019 (the “Company”), and DOUGLAS ABEL, residing at 104 Firecut Lane, Sudbury, MA 01776 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company and the Executive desires to serve the Company in those capacities, all upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.  Employment.

(a) Services. The Executive will be employed by the Company as its President and Chief Executive Officer. The Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with his position as President and Chief Executive Officer (the “Services”). The Executive agrees to perform such duties faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b) Acceptance. The Executive hereby accepts such employment and agrees to render the Services.

2.  Term. The Executive's employment under this Agreement shall commence as of April 1, 2005 (the “Commencement Date”) and shall continue for a term of three (3) years (the “Initial Term”), unless sooner terminated pursuant to Section 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of the Company’s Confidential and Proprietary Information (as defined in Section 6(a) hereof) shall continue in effect as specified in Section 6 hereof and survive the expiration or termination hereof. This Agreement may be renewed for one or more additional one year periods (each, an “Additional Term” and, together with the Initial Term, the “Term”) if the Company and the Executive agree in writing on the terms on the terms of such renewal of this Agreement not less than 60 days prior to the end of the then current Term. If the Company and the Executive have not agreed on the terms of such renewal prior to such date, this Agreement shall terminate at the end of the then current term (a “Non-Renewal Event”).

3.  Best Efforts; Place of Performance.

(a)  During the Term, the Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

(b)  The duties to be performed by the Executive hereunder shall be performed primarily at the principal office of the Company in New York, New York, , subject to reasonable travel requirements on behalf of the Company, including, without limitation, significant travel to, and time to be spent in, New York, New York in connection with the initial establishment of the Company. Notwithstanding the foregoing, upon notice to the Board by the Executive, at the Executive’s discretion, the Company’s headquarters may be re-established in the Greater Boston Metropolitan area

4.  Directorship; President and Chief Executive Officer. The Company shall use its commercially reasonable efforts to cause the Executive (i) to be elected as a member of the Board and (ii) to be appointed as the President and Chief Executive Officer of the Company throughout the Term, and shall include him in the management slate for election as a Director at every stockholders meeting during the Term at which his term as a Director would otherwise expire. The Executive agrees to accept election, and to serve during the Term, as a Director of the Company without any additional compensation therefor other than as specified in this Agreement.

5.  Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)  Base Salary. During the Term, the Company shall pay the Executive a salary (the “Base Salary”) which shall initially be equal to $300,000 per year. The Base Salary shall be increased to $325,000 at such time as the Company completes a financing transaction that results in aggregate gross proceeds to the Company of at least $5,000,000; provided, however, that such increase, if any, shall be retroactive to the Commencement Date. Payment shall be made in accordance with the Company’s normal payroll practices. The Base Salary will be reviewed by the Board no less frequently than annually and may be increased (but not decreased).

(b)  Guaranteed Bonus. The Company will pay the Executive a cash bonus of $200,000, payable in two equal installments (the “Guaranteed Bonus”). The first installment of $100,000 shall be paid to the Executive on May 7, 2005 and the second installment of $100,000 shall be paid to the Executive on November 7, 2005, provided, however, that the Executive is still employed by the Company on the applicable date of payment.

(c)  Discretionary Bonus. At the sole discretion of the Board, the Executive shall receive an additional annual bonus (the “Discretionary Bonus”) in an amount equal to up to 50% of his then current Base Salary, based upon his performance on behalf of the Company during the prior year. The Discretionary Bonus shall be payable either as a lump-sum payment or installments as determined by the Board in its sole discretion. In addition, the Board shall annually review the Discretionary Bonus to determine whether an increase in the amount thereof is warranted.

(d)  Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(e)  Equity Compensation.

(i) Initial Option. As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company shall grant the Executive a stock option to purchase 2,923,900 shares of the Common Stock of the Company (which represents 5% of the outstanding shares of the Common Stock of the Company (on a fully diluted basis, plus 100,000 shares) at a price per share equal to the last closing sale price of the Company’s Common Stock on the Effective Date (the “Initial Option”). The Initial Option shall be governed by the Company’s 2003 Stock Option Plan (the “Plan”) and shall be an incentive stock option to the extent permissible under applicable law. For so long as the Executive is an employee of the Company, the Initial Option shall vest, if at all, in three equal installments, the first of which shall vest on November 1, 2005, the next on November 1, 2006, and the final third on November 1, 2007. The Initial Option shall be exercisable for 10 years from date of grant and, subject to the provisions of Section 10 hereof, the vested Initial Option shall remain exercisable for 90 days from the date that the Executive is no longer an employee of the Company. In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and the provisions contained in Section 10 hereof. The Board shall review the aggregate number of Stock Options granted to the Executive not less frequently than annually in order to determine whether an increase in the number thereof is warranted.

(f)  Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel (including travel between Boston and New York) and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(g)  Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time (collectively, the “Fringe Benefits”).

(h)  Vacation. The Executive shall, during the Term, be entitled to vacation of four non-consecutive weeks per annum, in addition to public holidays observed by the Company. The Executive shall not be entitled to carry any vacation forward to the next year of employment.

(i)  Indemnification. The Company will indemnify the Executive to the extent permitted by its charter and by-laws and by applicable law against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or employee of the Company. In connection with the foregoing, the Executive will be covered under any liability insurance policy that protects other officers of the Company.

6.  Confidential Information and Inventions.

(a)  The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees (i) not to use any such Confidential and Proprietary Information for himself or others and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b)  Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c)  The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i)  To apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)  To defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)  The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)  Executive agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements, Inventions made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

(f)  The provisions of this Section 6 shall survive any termination of this Agreement.

7.  Non-Competition, Non-Solicitation and Non-Disparagement.

(a)  The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and the Executive agrees that, during the Term and for a period of 12 months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the Company in the Business (as defined below) (each, a “Restricted Activity”) within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the unique nature of the Business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the “Business” means the development and commercialization of drugs and other biomedical technologies in which the Company is actively engaged (1) for the treatment, detection or prevention of dermatologic diseases, disorders, and conditions and (2) the treatment, detection or prevention of any other diseases, disorders, and conditions. Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from (i) engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of a Person if that Unit is not engaged in any business which is competitive with the Business of the Company, irrespective of whether some other Unit of such Person engages in such competition (as long as the Executive does not engage in a Restricted Activity for such other Unit), or (ii) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than 4% of any class or series of outstanding securities of such corporation.

(b)  During the Term and for a period of 12 months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)  Solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate;

(ii)  Solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or

(iii)  Solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

(c)  The Company and the Executive each agree that both prior to and during the Term and at all times thereafter, neither party shall willfully or intentionally, directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d)  The Executive hereby acknowledges that any breach or threatened breach of any of the terms of Section 6 or 7 of hereof will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 6 or 7 hereof. The Company and the Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court located in The Commonwealth of Massachusetts and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(e)  The rights and remedies of the Company enumerated in Section 7(d) shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f)  In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(g)  The provisions of this Section 7 shall survive any termination of this Agreement.

8.  Representations and Warranties.

(a)  The Executive hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound; and

(ii) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b)  The Company hereby represents and warrants to the Executive that this Agreement, the employment of the Executive hereunder and the grant of the Options have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.

9.  Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may also be terminated as follows:

(a)  The Executive’s employment hereunder may be terminated by written notice to the Executive from the Board for Cause, effective the date of delivery of such notice. Any of the following actions by the Executive shall constitute “Cause”:

(i)  The willful and repeated failure, disregard or refusal by the Executive to perform his duties hereunder;

(ii)  Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii)  Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to directions received by the Executive from the Board;

(iv)  The Executive’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)  The determination by the Board based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in material harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(vi)  Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii)  A breach by the Executive of any of the provisions of Sections 6 or 7 hereof; or

(viii)  A material breach by the Executive of any material provision of this Agreement, other than those contained in Sections 6 or 7 hereof, which is not cured by the Executive within 30 days after written notice thereof is given to the Executive by the Company.

Any determination of Cause under this Section 9(a) will be made by two thirds of the Board voting on such determination. With respect to any such determination, the Board will act fairly and in utmost good faith and will give the Executive and his counsel an opportunity to appear and be heard at a meeting of the Board or and present evidence on the Executive’s behalf.

(b)  The Executive’s employment hereunder may be terminated by the Board as a result of the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing 6 months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon delivery of a written termination notice to the Executive by the Board after the Executive has been unable to substantially perform his duties hereunder for 60 or more consecutive days, or more than 90 days in any consecutive 12 month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician selected by the Company and reasonably satisfactory to the Executive.

(c)  The Executive’s employment hereunder may be terminated by the Board (or the Board of Directors of a successor to the Company) by written notice to the Executive upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the sale or transfer by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d)  The Executive’s employment hereunder may be terminated by the Executive by written notice to the Company for Good Reason, effective the date of delivery of such notice. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following:

(i) A material breach by the Company of Section 5, Section 7(c) or Section 8(b) of this Agreement which is not cured by the Company within 30 days after written notice thereof is given to the Company by the Executive;

(ii) Failure during the Term to nominate the Executive for election to the Board and to recommend to shareholders to vote in support of such nomination or failure of the Board to appoint the Executive as President and Chief Executive Officer of the Company, or removal during the Term from the Board or as President and Chief Executive Officer of the Company, provided that such failure or removal is not (1) in connection with a termination of the Executive’s employment hereunder by the Company, or (2) as a result of the failure of the stockholders of the Company to elect the Executive to the Board despite the Company’s compliance with its obligations under Section 4 hereof;

(iii) A material adverse change by the Company in the Executive’s duties, authority or responsibilities as President and Chief Executive Officer of the Company which causes his position with the Company to become of less responsibility or authority than his position as of immediately following the Effective Date, provided that such change is not in connection with a termination of the Executive’s employment hereunder by the Company;

(iv) A change in the lines of reporting such that the Executive no longer reports to the Board;

(v) A reduction in the Executive’s compensation or other benefits except such a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company; or

(vi) A change in the principal location at which the Executive provides the Services to the Company to a location more than 50 miles from the Company’s headquarters (whether they be in New York or Boston, as the case may be) without the prior consent of the Executive.

(e)  The Executive’s employment may be terminated by the Company for any reason or no reason by delivery of written notice to the Executive effective thirty (30) days after the date of delivery of such notice.

(f)  The Executive’s employment may be terminated by the Executive in the absence of a Good Reason by delivery of written notice to the Company effective thirty (30) days after the date of delivery of such notice.

10.  Compensation Following Termination.

(a)  Notwithstanding any other provision of this Agreement, if, prior to the Commencement Date, this Agreement is terminated by the Company for any reason other than as a result of the Executive’s death or Disability or Cause, or terminated by the Executive for Good Reason, the Company will pay to the Executive his Base Salary and, to the extent reasonably possible, provide him with the Fringe Benefits, for a period of 12 months following the date of such termination of this Agreement, provided, however, the Executive, during the period between the Effective Date and the Commencement Date, (i) does not solicit or accept offers from third parties and refrains from any discussions or negotiations with third parties (whether directly or through attorneys, agents, investment bankers or otherwise) with respect to retaining employment with a party other than the Company or commencing a business venture either alone or with a third party other than the Company, whether as an employee, partner, shareholder, member, or in such other capacity, or (ii) is not retained by any party other than his current employer as of the Effective Date. The Company’s obligation under the preceding sentence shall be subject to offset by any amounts otherwise received by the Executive from any employment during the 12 month period following such termination of this Agreement. In the event of termination of this Agreement pursuant to this Section 10(a) prior to the Commencement Date, the provisions of Sections 7(a) and 7(b) hereof shall not apply.

(b)  If the Executive’s employment is terminated during the Term as a result of his death or Disability, the Company shall promptly pay to the Executive or to the Executive’s estate, as applicable, his Base Salary, any previously unpaid portion of the Guaranteed Bonus, any accrued but unpaid Discretionary Bonus, the value of his accrued unused vacation days and expense reimbursement amounts through the date of death or Disability. All the Executive’s stock options, including, without limitation, the Initial Options, that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and vested as of the termination date. All stock options that have not vested (or been vested pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date.

(c)  If the Executive’s employment is terminated during the Term (i) by the Board for Cause or (ii) by the Executive in the absence of a Good Reason, the Company shall promptly pay to the Executive his Base Salary, the value of his accrued unused vacation days and expense reimbursement amounts through the date of termination (collectively, the “Accrued Compensation”) and the Executive shall have no further entitlement to any other compensation or benefits from the Company. All the Executive’s stock options, including, without limitation, the Options, that have not vested as of the date of termination shall be deemed to have expired as of such date. Any stock options that have vested as of the date of termination shall remain exercisable for a period of 90 days following the date of such termination.

(d)  If the Executive’s employment is terminated as the result of a Non-Renewal Event (as defined in Section 2 hereof), then the Company shall (i) pay the Executive the Accrued Compensation and (ii) continue to pay to the Executive his Base Salary and provide him with the Fringe Benefits for a period of four months following the date of such termination. Any stock options that have vested as of the date of the Executive’s termination shall remain exercisable for a period of 90 days following the date of such termination.

(e)  If the Executive’s employment is terminated during the Term by the Company (or its successor) upon the occurrence of a Change of Control and on the date of termination pursuant to this Section 10(e) the Fair Market Value (as defined herein) of the Company’s outstanding Common Stock, in the aggregate, is less than $40,000,000, then the Company (or its successor, as applicable) shall (i) pay the Executive the Accrued Compensation and (ii) continue to pay to the Executive his Base Salary and provide him with the Fringe Benefits for a period of six months following the date of such termination. All stock options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. Any stock options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of the Executive’s termination shall remain exercisable for a period of 90 days following the date of such termination. All stock options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. “Fair Market Value” shall mean the average closing sale price of the Common Stock for the ten (10) business days preceding the Change of Control, as quoted on a national securities exchange, the Nasdaq Stock Market or the Over-the-Counter Bulletin Board, as applicable, or if the Common Stock is not then traded or quoted on any such stock exchange or stock market, then such price as determined in good faith by the Board on the date of such Change of Control.

(f)  If the Executive’s employment is terminated during the Term either (1) by the Company other than as a result of the Executive’s death or Disability and other than for one of the reasons specified in Sections 10(c), 10(d) or 10(e), or (2) by the Executive for a Good Reason, then the Company shall (i) pay the Executive the Accrued Compensation and (ii) continue to pay to the Executive his Base Salary and provide him with the Fringe Benefits for a period of 12 months following the date of such termination. The Company’s obligation under clause (ii) in the preceding sentence shall be subject to offset by any amounts otherwise received by the Executive from any employment during the 12 month period following the termination of his employment. All stock options shall be accelerated and deemed to have vested as of the termination date. Any stock options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of the Executive’s termination shall remain exercisable for a period of 90 days following the date of such termination.

(g)  This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 10.

(h)  Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as a Director and officer of the Company, effective as of the date of such termination.

(i)  The provisions of this Section 10 shall survive any termination of this Agreement.

11.   Miscellaneous.

(a)  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of The Commonwealth of Massachusetts, without giving effect to its principles of conflicts of laws.

(b)  Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Boston, Massachusetts in accordance with the commercial arbitration rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the exclusive jurisdiction of the courts of The Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)  This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)  The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h)  This Agreement, together with the stock option agreements evidencing the Options, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)  As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j)  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)  This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the date first above written.

MANHATTAN PHARMACEUTICALS, INC.

By: /s/ Nicholas J. Rossettos
Name: Nicholas J. Rossettos
Title: Chief Financial Officer

EXECUTIVE

/s/ Douglas Abel
Douglas Abel